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                                                                     EXHIBIT 3.1

                                    RESTATED
                         CERTIFICATE OF INCORPORATION OF
                             U.S. TECHNOLOGIES INC.

                                     * * * *


       The following is a Restated Certificate of Incorporation of U.S. Technologies Inc. (the "Corporation"), a corporation incorporated under the laws of the State of Delaware. The name under which the Corporation was originally incorporated is CareAmerica Inc., and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was September 9, 1986. The Corporation changed its name to U.S. Technologies Inc. by amendment to its Certificate of Incorporation filed on July 14, 1989. This Restated Certificate of Incorporation was duly adopted by the directors of the Corporation on October 31, 1997, in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation integrates all previous amendments of the Certificate of Incorporation of the Corporation. The Corporation, therefore, in accordance with Section 245 of the Delaware Corporation Law, does hereby restate the Certificate of Incorporation as follows:

       1.     The name of the Corporation is U.S. Technologies Inc.

       2. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

       3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

       4. The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is fifty million (50,000,000) shares of which ten million (10,000,000) shall be Preferred Stock, par value $0.02 per share, issuable in one or more series and forty million (40,000,000) shall be Common Stock, par value $0.02 per share.

       The Board of Directors of the Corporation is hereby expressly authorized at any time and from time to time to divide the shares of Preferred Stock into one or more series, to issue from time to time in whole or in part the shares of Preferred Stock or the shares of any series thereof, and in the resolution or resolutions providing for the issue of shares of Preferred Stock or of a particular series to fix and determine the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that may be desired, to the fullest extent now or hereafter permitted by the laws of the State of Delaware; subject, in the case of preferential amounts payable in the event of involuntary liquidation, to the limitation set forth in the next paragraph of this Article Four.


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       In the resolution or resolutions providing for the issues of shares of a series of Preferred Stock, the Board of Directors may fix and determine a preferential amount payable upon such shares in the event of the involuntary liquidation of the Corporation, provided that, at the time of the adoption of such resolution or resolutions, the aggregate preferential amount (excluding accrued unpaid dividends) payable, in the event of involuntary liquidation of the Corporation, pursuant to the terms of shares of Preferred Stock (including the shares proposed to be issued pursuant to such resolution or resolutions but excluding canceled shares) for which such amount is fixed shall not exceed twenty-five percent of the sum of Preferred Stock, Common Stock, capital surplus and earned surplus, less treasury shares, of the Corporation determined on a consolidated basis, as reflected on the most recent year-end consolidated balance sheet of the Corporation and its Consolidated Subsidiaries which has been certified by the principal accounting officer of the Corporation, adjusted to reflect any changes in Preferred Stock, Common Stock, capital surplus and treasury shares since the date of such balance sheet, including the proposed issue of such shares of Preferred Stock pursuant to such resolution or resolutions.

       Except for and subject to those rights expressly granted to the holders of Preferred Stock, or any series thereof, pursuant hereto or pursuant to the authority hereby vested in the Board of Directors or except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all rights of stockholders. The holders of Common Stock shall be entitled to one vote per share.

       5.     The Corporation shall have perpetual existence.

       6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

              To make, alter or repeal the bylaws of the Corporation.

              To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

              To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

              By a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The bylaws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the bylaws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it, but no such committee shall have such power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or



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substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the bylaws of the Corporation; and, unless the resolution or bylaws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

              When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors may deem expedient and for the best interests of the Corporation.

       7. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

       Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

       Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

       8. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

       9. To the full extent that the Delaware General Corporation Law, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of this
Article 9 shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omission of such director occurring prior to such amendment or repeal.


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       IN WITNESS WHEREOF, the undersigned has executed these Restated Articles of Incorporation on this 24th day of November, 1997.




                                        /s/ Kenneth H. Smith
                                        ----------------------------------------
                                        Kenneth H. Smith
                                        President and Chief Executive Officer





STATE OF GEORGIA    )
                    )       ss.
COUNTY OF FULTON    )

       Sworn to and subscribed before me on the 24th day of November, 1997 by Kenneth H. Smith.





                                                  Notary Public

My Commission Expires:

        (SEAL)